PLAN AND AGREEMENT OF MERGER

THIS PLAN AND AGREEMENT OF MERGER (this “Agreement”), dated as of September 27, 2007, is made and entered into by and between MANDALAY MEDIA, INC., a Delaware corporation (“Mandalay”), and MEDIAVEST, INC., a New Jersey corporation (“Mediavest”).

WITNESSETH:

WHEREAS, Mandalay is a corporation duly organized and existing under the laws of the State of Delaware, having been incorporated on September 14, 2007;

WHEREAS, Mediavest is a corporation duly organized and existing under the laws of the State of New Jersey, having been incorporated on November 6, 1998; and

WHEREAS, the Boards of Directors and the stockholders representing at least a majority of the outstanding shares of voting capital stock entitled to vote of Mandalay and Mediavest, have approved this Agreement under which Mediavest shall be merged with and into Mandalay with Mandalay being the surviving corporation (such merger being hereinafter referred to as the “Merger”).

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that Mediavest shall be merged with and into Mandalay on the terms and conditions hereinafter set forth.

ARTICLE I
MERGER

Effective the later to occur of (i) 12:01 a.m. Eastern Standard time, on or about November 5, 2007, or (ii) the time the Certificate of Merger is accepted for filing in New Jersey and the Certificate of Merger is accepted for filing in Delaware (the “Effective Time”), Mediavest shall be merged with and into Mandalay in accordance with the Delaware General Corporation Law and the Business Corporation Act of the State of New Jersey, and the separate existence of Mediavest shall cease and Mandalay (hereinafter sometimes referred to as the “Surviving Corporation”) shall continue to exist under the name of Mandalay by virtue of, and shall be governed by, the laws of the State of Delaware. The address of the registered office of the Surviving Corporation in the State of Delaware will be 615 South Dupont Highway, City of Dover, County of Kent. The name of the Surviving Corporation’s registered agent at such address is National Corporate Research, Ltd.

ARTICLE II
CERTIFICATE OF INCORPORATION
OF THE SURVIVING CORPORATION

The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Mandalay without change, as in effect immediately prior to the Effective Time, unless and until thereafter amended as provided by applicable law.

ARTICLE III
BYLAWS OF THE SURVIVING CORPORATION

The Bylaws of Mandalay shall be the Bylaws of the Surviving Corporation as in effect immediately prior to the Effective Time without change, unless and until amended or repealed in accordance with applicable law.

ARTICLE IV
EFFECT OF MERGER ON STOCK
OF CONSTITUENT CORPORATIONS

4.01 At the Effective Time, each authorized share of common stock of Mediavest, consisting of 100,000,000 shares of Common Stock, par value $0.0001 per share (the “Mediavest Common Stock”), of which 21,730,000 shares are, as of the date hereof, issued and outstanding, shall be converted into one (1) share of common stock, par value $0.0001 per share, of the Surviving Corporation (the “Mandalay Common Stock”).

4.02 At and after the Effective Time, each share of Mediavest Common Stock shall be cancelled and retired and, by virtue of the Merger and without further action, shall cease to exist.

4.03 At the Effective Time, each authorized share of preferred stock of Mediavest, consisting of 1,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Mediavest Preferred Stock”), of which 100,000 shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Mediavest Series A Preferred Stock”), are, as of the date hereof, issued and outstanding, shall be converted into one (1) share of preferred stock, par value $0.0001 per share, of the Surviving Corporation (the “Mandalay Preferred Stock”), with each share of Mediavest Series A Preferred Stock converting into one (1) share of the Series A Convertible Preferred Stock, par value $0.0001 per share, of Mandalay.

4.04 At and after the Effective Time, each share of Mediavest Preferred Stock shall be cancelled and retired and, by virtue of the Merger and without further action, shall cease to exist.

4.05 At and after the Effective Time, all documentation which prior to that time evidenced and represented Mediavest Common Stock or Mediavest Preferred Stock, as applicable, shall be deemed for all purposes to evidence ownership of and to represent those shares of Mandalay Common Stock or Mandalay Preferred Stock, as applicable, into which the Mediavest Common Stock or Mediavest Preferred Stock, as applicable, represented by such documentation has been converted as herein provided and shall be so registered on the books and records of Mandalay. The registered owner of any outstanding stock certificate evidencing Mediavest Common Stock or Mediavest Preferred Stock, as applicable, shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to Mandalay or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Mandalay Common Stock or Mandalay Preferred Stock, as applicable, evidenced by such outstanding certificate as above provided.

ARTICLE V
CORPORATE EXISTENCE, POWERS AND
LIABILITIES OF SURVIVING CORPORATION

5.01 On the Effective Time, the separate existence of Mediavest shall cease and Mediavest shall be merged with and into the Surviving Corporation in accordance with the provisions of this Agreement. Thereafter, the Surviving Corporation shall possess all of the rights, privileges, powers and franchises as well of a public as of a private nature, and shall be subject to all the restrictions, disabilities and duties of Mediavest; and all rights, privileges, powers and franchises of Mediavest, and all property, real, personal and mixed, and all debts due to each of them on whatever account, as well as stock subscriptions and all other things in action or belonging to Mediavest shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter effectually the property of the Surviving Corporation as they were of Mediavest, and the title to any real estate, whether by deed or otherwise, vested in Mediavest shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of Mediavest shall be preserved unimpaired, and all debts, liabilities and duties shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

5.02 Mediavest agrees that it will execute and deliver (or cause to be executed and delivered) all such deeds, assignments and other instruments, and will take or cause to be taken such further or other action as the Surviving Corporation may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation title to and possession of all the property, rights, privileges, immunities, powers, purposes and franchises, and all and every other interest, of Mediavest and otherwise to carry out the intent and purposes of this Agreement.

ARTICLE VI
OFFICERS AND DIRECTORS
OF SURVIVING CORPORATION

At the Effective Time, the officers and directors of Mediavest shall become the officers and directors of the Surviving Corporation, and such persons shall hold office in accordance with the Bylaws of the Surviving Corporation or until their respective successors shall have been appointed or elected and qualified.

ARTICLE VII
APPROVAL BY STOCKHOLDERS;
AMENDMENT; EFFECTIVE TIME

7.01 This Agreement and the Merger contemplated hereby are subject to approval by the requisite vote of the stockholders of Mediavest in accordance with New Jersey law. As promptly as practicable after approval of this Agreement by such stockholders in accordance with applicable law, duly authorized officers of Mandalay and Mediavest shall make and execute a Certificate of Merger or other applicable certificates or documentation effecting this Agreement and shall cause such document or documents to be filed with the Secretaries of State of the States of Delaware and New Jersey, respectively, in accordance with the applicable Delaware and New Jersey law.

7.02 The respective Boards of Directors of Mandalay and Mediavest may amend this Agreement at any time prior to the Effective Time, provided that an amendment made subsequent to the approval of the Merger by the stockholders of Mediavest shall not (1) alter or change the amount or kind of shares, securities, cash, property or rights to be received in exchange for or on conversion of all or any Mediavest Common Stock or Mediavest Preferred Stock; (2) alter or change any term of the Certificate of Incorporation of the Surviving Corporation; or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any Mediavest Common Stock or Mediavest Preferred Stock.

ARTICLE VIII
PAYMENT OF FEES AND FRANCHISE TAXES

The Surviving Corporation shall be responsible for the payment of all fees and franchise taxes of Mediavest relating to or required to be paid in connection with the Merger.

ARTICLE IX
TERMINATION OF MERGER

This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after stockholder approval of this Agreement, by the consent of the Board of Directors of Mandalay and the Board of Directors of Mediavest.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, all as of the day and year first above written.

MANDALAY MEDIA, INC.
a Delaware corporation

By: /s/ James Lefkowitz
Name: James Lefkowitz
Title: President

MEDIAVEST, INC.
a New Jersey corporation

By: /s/ James Lefkowitz
Name: James Lefkowitz
Title: President

[Signature page to Merger Agreement]